NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

CIRTRAN CORPORATION

SECURED CONVERTIBLE DEBENTURE

Issuance Date: April 20, 2017	Principal Amount: $200,000

No. Tekfine-2

This Secured Convertible Debenture (this “Debenture”) is issued by CIRTRAN CORPORATION, a Nevada corporation also known as CirTran Corp. (the “Company”), to TEKFINE, LLC, a Utah limited liability company (the “Holder”), in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000) advanced on or about April 20, 2017, together with interest accruing thereon from and after the date of such principal advance.

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of the Holder, or its successors and assigns, the original principal amount (as may be reduced in accordance with the terms and conditions hereof, the “Principal”) and interest accruing on the outstanding Principal from and after the dates set forth above (“Interest”), in each case as and when due, whether upon the Maturity Date, upon acceleration, or otherwise set forth herein.

1. GENERAL TERMS.

(a) Payment of Principal and Interest. Unless paid sooner as provided herein, on the Maturity Date, the Company shall pay to the Holder, or its assignee in whose name this Debenture is registered on the records of the Company regarding registration and transfers of debentures, an amount in cash representing all outstanding Principal and Interest. The “Maturity Date” shall be April 20, 2018, as may be extended at the option of the Holder in its sole and exclusive discretion.

(b) Interest. Interest shall accrue on the outstanding Principal at an annual rate equal to five percent (5%). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Unless paid sooner as provided herein, Interest accrued hereunder shall be paid on the Maturity Date to the Holder or its assignee in whose name this Debenture is registered on the records of the Company regarding registration and transfers of debentures.

(c) Security. The Debenture is secured by a security interest in all of the assets of the Company and each of the Company’s subsidiaries, pursuant to the agreements and instruments listed on Exhibit “A” to the Non-Recourse Assignment dated April 20, 2017, and all such agreements and instruments are amended to include as a secured or guaranteed obligation all obligations arising under this Debenture.

1

2. EVENTS OF DEFAULT.

(a) Event Defined. An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary, effected by operation of law, or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

(i) the Company’s failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Debenture (including the Company’s failure to pay any other amounts hereunder) or any other agreement between or among the Company and/or any of its subsidiaries and the Holder;

(ii) the Company or any subsidiary of the Company commences any action or proceeding under any applicable bankruptcy or insolvency laws, as now or hereafter in effect or any successor thereto, or any other action or proceeding under any other reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Company or any subsidiary of the Company; there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency, or other action or proceeding that remains undismissed for a period of 61 days; the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such action or proceeding is entered; the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court-appointed receiver, or the like for it or any of its property, which continues undischarged or unstayed for a period of 61 days; the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment, or restructuring of its debts; the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of, or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) the Company or any subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement, or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long-term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created, and such default shall result in the indebtedness becoming or being declared due and payable;

(iv) once the Common Stock is quoted or listed for trading on any of the following (each, a “Primary Market”): (a) the NYSE Amex, (b) New York Stock Exchange, (c) the Nasdaq Global Market, (d) the Nasdaq Capital Market, or (e) any of the marketplaces maintained by the OTC Markets Group Inc., such quotation or listing is suspended or terminated;

(v) the Company or any subsidiary of the Company shall be a party to any Change of Control Transaction (as defined below) unless this Debenture is retired in connection with such Change of Control Transaction;

(vi) the Company’s failure to cure a Conversion Failure (as defined below) by delivery of the required number of shares of Common Stock within five Business Days (as defined below) after the applicable Conversion Failure; or the Company gives notice, written or oral, to any Holder, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of this Debenture into shares of Common Stock that is tendered in accordance with the provisions of this Debenture, other than pursuant to subsection 4(c) below;

2

(vii) the Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within three Business Days after such payment is due;

(viii) the Company shall fail to observe or perform any other covenant, agreement, or warranty contained in, or otherwise commit any breach or default of any provision of, this Debenture, without regard to any cure or grace periods;

(ix) Iehab Hawatmeh shall die; or

(x) the occurrence of a default or event of default under any other document, instrument, or agreement between or among the Company and/or any of its subsidiaries and the Holder.

(b) Default Acceleration. During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, other than an Event of Default arising under subsection 2(a)(ii), the full unpaid Principal, together with accrued and unpaid Interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. During the time that any portion of this Debenture is outstanding, upon the occurrence of any Event of Default arising under subsection 2(a)(ii), the full unpaid Principal, together accrued and unpaid Interest and other amounts owing in respect thereof, shall automatically, without any further notice, demand, or other action of any party, become immediately due and payable in cash. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest, or other notice of any kind (other than required notice of conversion), and the Holder may immediately and without expiration of any grace period enforce all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

3. REDEMPTION. The Company, at its option, shall have the right to redeem, with three Business Days’ advance written notice (the “Redemption Notice”), all or any portion of the Principal outstanding at any time prior to the Maturity Date. The redemption price shall be 105% of the Principal amount redeemed, plus all outstanding accrued and unpaid Interest as of the date redeemed. Notwithstanding the foregoing, following receipt of a Redemption Notice, the Holder shall be permitted to convert all or any portion of the unpaid Principal and accrued Interest not being redeemed by the Company.

4. CONVERSION OF DEBENTURE. This Debenture shall be convertible into shares of Common Stock, on the terms and conditions set forth in this section 4.

(a) Conversion Right. Subject to the provisions of subsection 4(c) below, at any time or times on or after the Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with subsection 4(b) below, at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this subsection 4(a) shall be determined by dividing such Conversion Amount by the Conversion Price (the “Conversion Rate”). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round the fraction of a share up to the nearest whole share of Common Stock. The Company shall pay all transfer, stamp, and similar taxes that may be payable for the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

3

(i) “Conversion Amount” means the portion of the Principal and accrued and unpaid Interest to be converted, redeemed, or otherwise for which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination the lesser of: (1) $0.10, but not below $0.001 par value, which shall not be increased without Holder’s consent (the “Fixed Conversion Price”), subject to adjustment as provided herein; or (2) 100% of the lowest Closing Bid Price during the 20 Trading Days immediately preceding the Conversion Date or other date of determination.

(b) Mechanics of Conversion.

(i) To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall: (1) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company; and (2) if required by subsection 4(b)(iv) below, deliver this Debenture by a nationally recognized overnight delivery service to the Company (or an indemnification undertaking reasonably satisfactory to the Company respecting this Debenture in the case of its loss, theft, or destruction).

(ii) On or before the third Business Day following the date of receipt of a Conversion Notice, the Company shall: (1) if legends are not required to be placed on certificates of Common Stock: (A) provided that the transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company (“DTC”), credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system; or (B) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, without any restrictive legend, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled; or (2) if legends are required under the applicable law, issue and deliver to the address as specified in the Conversion Notice, a certificate, without any restrictive legend, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Debenture is physically surrendered for conversion and the outstanding Principal and accrued and unpaid Interest is greater than the Principal and accrued and unpaid Interest portion of the Conversion Amount being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of this Debenture and at its own expense, issue and deliver to the Holder a new debenture representing the outstanding Principal and accrued and unpaid Interest not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock upon the transmission of a Conversion Notice.

(iii) If within three Trading Days after the Company’s receipt of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after the fourth Trading Day the Holder purchases (in an open-market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Business Days after the Holder’s request and in the Holder’s discretion, either: (1) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver the certificate (and to issue the Common Stock) shall terminate; or (2) promptly honor its obligation to deliver to the Holder a certificate or certificates representing the Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of such number of shares of Common Stock multiplied by the Closing Bid Price on the Conversion Date.

4

(iv) Notwithstanding anything to the contrary set forth herein, upon conversion, transfer, or assignment of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless: (1) the Conversion Amount is equal to the outstanding amount of this Debenture on the Conversion Date; or (2) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture. The Holder and the Company shall maintain records showing the Principal and accrued and unpaid Interest converted and the dates of the conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c) Limitation on Conversions. The Company shall not effect any conversions of this Debenture, and the Holder shall not have the right to convert any portion of this Debenture or receive shares of Common Stock as payment of interest hereunder, to the extent that after giving effect to such conversion or receipt of the Interest payment, the Holder, together with any “affiliate” (as defined in Rule 144 of the Securities Act) thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion or receipt of shares as payment of Interest (such limitation shall be referred to herein as the “Ownership Limitation”). If the Holder has delivered a Conversion Notice for a Conversion Amount that, without regard to any other shares that the Holder or its “affiliates” may beneficially own, would result in the issuance in excess of the Ownership Limitation, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum amount permitted to be converted on such Conversion Date in accordance with subsection 4(a), and any Conversion Amount tendered for conversion in excess of the Ownership Limitation shall remain outstanding under this Debenture. The provisions of this subsection 4(c) may be waived by a Holder (but only as to itself and not to any other holder) upon not less than 65 days’ prior notice to the Company. Other holders shall be unaffected by any such waiver. The foregoing Ownership Limitation shall automatically terminate on the death of Iehab Hawatmeh.

(d) Other Provisions.

(i) All calculations under this section 4 shall be rounded to the nearest $0.0001 or whole share.

(ii) The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, that number of shares of Common Stock as shall from time to time be sufficient to convert all outstanding Principal and accrued and unpaid Interest, based upon the Conversion Price. If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, then the Company shall call and hold a special meeting of its stockholders within 60 days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

5

(iii) The Company represents, warrants, and agrees that this Debenture is being issued solely to evidence the continuing obligation evidenced by the Prior Debenture and that for the purposes of Rule 144 of the Securities Act, this Debenture shall be deemed to have been acquired and fully paid for at the same time as the surrendered Prior Debenture, which is one year before the date of issuance of this Debenture.

(iv) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to section 2 above for the Company’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein, and the Holder shall have the right to pursue all remedies available to it at law or in equity, including a decree of specific performance or injunctive relief, in each case, without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other section hereof or under applicable law.

5. ADJUSTMENTS TO CONVERSION PRICE.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company, at any time while this Debenture is outstanding, shall: (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock; (ii) subdivide outstanding shares of Common Stock into a larger number of shares; (iii) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Fixed Conversion Price shall be multiplied by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding before such event and the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this subsection 5(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive the dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification.

(b) Notice. Whenever the Conversion Price is adjusted pursuant to this section 5, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring the adjustment.

(c) Adjustment on Merger, Consolidation, etc. In case of any: (i) merger or consolidation of the Company or any subsidiary of the Company with or into another Person; or (ii) sale by the Company or any subsidiary of the Company of more than one-half of the assets of the Company or any subsidiary of the Company in one or a series of related transactions, the Holder shall have the right to: (1) exercise any rights under subsection 2(b) above; (2) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash, and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation, or sale, and the Holder shall be entitled upon such event or series of related events to receive the amount of securities, cash, and property as the shares of Common Stock into which the aggregate amount of this Debenture could have been converted immediately prior to such merger, consolidation, or sales would have been entitled; or (3) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible debenture with a principal amount equal to the aggregate Principal amount of this Debenture then held by the Holder, plus all accrued and unpaid Interest and other amounts owing thereon, which shall have terms identical (including respecting conversion) to the terms of this Debenture, and the Holder shall be entitled to all of the rights and privileges set forth herein and in the agreements pursuant to which this Debenture was issued. In the case of clause (3), the conversion price applicable for the newly issued debenture shall be based upon the amount of securities, cash, and property that each share of Common Stock would receive in the transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for the transaction. The terms of any merger, sale, or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash, and property set forth in this subsection 5(c) upon any conversion or redemption following such event. This provision shall similarly apply to successive events.

6

6. REISSUANCE OF THIS DEBENTURE.

(a) Transfer. This Debenture shall be freely transferrable by the Holder without the consent of the Company or any other Person. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new debenture (in accordance with subsection 6(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal and accrued and unpaid Interest being transferred by the Holder and, if less than the entire outstanding Principal and Interest is being transferred, a new debenture (in accordance with subsection 6(d)) to the Holder representing the outstanding Principal and Interest not being transferred if required by the Holder. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of subsection 4(b)(iv) following conversion or redemption of any portion of this Debenture, the outstanding Principal and Interest represented by this Debenture may be less than the Principal and Interest stated on the face of this Debenture.

(b) Lost, Stolen, Destroyed, or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Debenture and, in the case of loss, theft, or destruction, an indemnification undertaking by the Holder to the Company in customary form, or in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new debenture (in accordance with subsection 6(d) below) representing the outstanding Principal and Interest at such time.

(c) Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new debenture or debentures (in accordance with subsection 6(d) below) representing in the aggregate the outstanding Principal and Interest, and each new debenture will represent the portion of outstanding Principal and Interest designated by the Holder at the time of surrender.

(d) Issuance of New Debentures. Whenever the Company is required to issue a new debenture or debentures pursuant to the terms of this Debenture, each new debenture: (i) shall be of like tenor with this Debenture; (ii) shall represent, as indicated on its face, the Principal remaining outstanding (or in the case of a new debenture or debentures being issued pursuant to subsection 6(a) or subsection 6(c) above, the Principal designated by the Holder that, when added to the Principal represented by the other new debenture(s) issued in connection with such issuance, does not exceed the Principal and Interest remaining outstanding under this Debenture immediately prior to the issuance of the new debenture), (iii) shall have an issuance date, as indicated on its face, which is the same as the Issuance Date of this Debenture; (iv) shall have the same rights and conditions as this Debenture; and (v) shall represent accrued and unpaid Interest from the Issuance Date.

7

7. NOTICES. Any notices, consents, waivers, or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been given: (a) upon receipt, when delivered personally; or (b) one Trading Day after deposit with a nationally recognized overnight delivery service, in each case, properly addressed as follows:

If to the Company, to:	CirTran Corporation
4125 S 6000 W
West Valley City, Utah 84128
Attention: Iehab J. Hawatmeh
Telephone: (801) 963-5112

With a copy (which shall not	Kruse Landa Maycock & Ricks, LLC
constitute notice) to:	136 E South Temple, Twenty-First Floor
Salt Lake City, Utah 84111
Attention: James R. Kruse, Esq.
Telephone: (801) 531-7090

If to the Holder:	Tekfine, LLC
1744 Jane Cir.
Sandy, UT 84092
Attention: Andrew Gallup

Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

8. DIRECT OBLIGATION. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal, Interest, and other charges (if any) of this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not, and shall cause its subsidiaries not to: (a) amend its articles of incorporation, bylaws, or other charter documents so as to adversely affect any rights of the Holder, which shall include combining (by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; (ii) repay, repurchase, or offer to repay, repurchase, or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares (as defined below); or (iii) enter into any agreement respecting any of the foregoing, in each case, without the express written consent of the Holder.

9. NO STOCKHOLDER RIGHTS. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

10. APPLICABLE LAW. This Debenture shall be governed by and construed in accordance with the laws of the state of Utah, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the Utah state courts sitting in Salt Lake County, Utah, and the U.S. District Court for the District of Utah sitting in Salt Lake City, Utah, in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any proceeding in such jurisdictions.

8

11. COSTS OF SUIT. If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs, and expenses, including attorneys’ fees and expenses, incurred by the Holder in any action in connection with this Debenture, including those incurred: (i) during any workout, attempted workout, and in connection with the rendering of legal advice as to the Holder’s rights, remedies, and obligations; (ii) collecting any sums that become due to the Holder; (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation, or enforcement of any rights or remedies of the Holder.

12. WAIVER AND NONWAIVER. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as, or be construed to be, a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

13. SEVERABILITY. If any provision of this Debenture is invalid, illegal, or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any Interest or other amount deemed Interest due hereunder shall violate applicable laws governing usury, the applicable rate of Interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of any stay, extension, or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the Principal or Interest as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay, or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every power as though no such law has been enacted.

14. PAYMENT DATE. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

15. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DEBENTURE OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS DEBENTURE.

16. CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a) “Bloomberg” means Bloomberg Financial Markets.

(b) “Business Day” means any day except Saturday, Sunday, and any day that is a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

9

(c) “Change of Control Transaction” means the occurrence of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (except that the acquisition of voting securities by the Holder or any other current holder of Convertible Securities (as defined below) of the Company shall not constitute a Change of Control Transaction for purposes hereof); (ii) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company that is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof); (iii) the merger, consolidation, or sale of 50% or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity; or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii), or (iii).

(d) “Closing Bid Price” means the price per share in the last reported trade of the Common Stock on a Primary Market or on the exchange that the Common Stock is then listed as quoted by Bloomberg.

(e) “Common Stock” means the common stock, par value $0.001, of the Company and stock of any other class into which such shares may hereafter be changed or reclassified.

(f) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof, or a governmental agency.

(i) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j) “Trading Day” means a day on which the shares of Common Stock are quoted on the OTC Market or quoted or traded on such Primary Market on which the shares of Common Stock are then quoted or listed; provided, that in the event that the shares of Common Stock are not listed or quoted, then Trading Day shall mean a Business Day.

(k) “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms hereof.

10

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

CIRTRAN CORPORATION

By:	/s/ Iehab J. Hawatmeh
Iehab J. Hawatmeh
President and Chief Executive Officer

11

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order To Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert US$__________ of the principal amount of the above Debenture into shares of common stock of CirTran Corporation, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted: US$

Amount of Debenture unconverted:
US$ Principal:
US$ Accrued and Unpaid Interest:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number: